LOAN TREATY AGREEMENT

THIS LOAN TREATY AGREEMENT (“Treaty”) is entered into by and between GZ6G Technologies Corp. (“GZIC”, “Company”, “Borrower”), a publicly traded Nevada corporation, and eSilkroad Network Limited (“eSilk”, “Lender”), a privately held Wyoming corporation, on this 21st day of December 2020, and based on the terms and conditions set forth below:

1.  Subject of the Treaty. Under this Treaty, the Lender shall provide loans in the amount of up to Four Hundred Fifty Thousand US Dollars ($450,000), hereinafter referred to as the "loan amount", and the Borrower undertakes to return to the Lender the amount of the loan received on time and in accordance with the procedure established by the Treaty.

2.  Loan Granting Procedure. Lender shall provide up to $450,000 in Twenty Five Thousand Dollars ($25,000) tranches, deposited weekly, which shall be memorialized by Promissory Notes, in increments of One Hundred Thousand Dollars ($100,000) executed by both GZIC and by eSilk (attached here as form).

2.1 Payments will begin on Friday, December 18, 2020, in the amount of Twenty-Five Thousand Dollars ($25,000), and will continue each week, on Wednesday’s, until both parties agree to increase the weekly amounts and until the full amount of the loan (as necessary) is provided.

2.2 Each tranche shall be deposited in the Huntington Bank IOLTA account of SD Mitchell & Associates (“IOLTA”), and shall be dispersed pursuant to the instructions of William Coleman Smith, president of GZIC.

2.3 Each amount deposited into the IOLTA account shall have a term of 12 months for repayment; the day the 12 months commences shall be the day the deposit is available for disbursement in the IOLTA account.

2.4 Conversion.  At the option of the Lender, each $25,000 loaned to the Company may be converted into common shares of the Company at the rate of 25% discount to the close of business on November 23, 2020 ($0.26 x 25% = $0.195); $0.195 per share.
2.5 Date of Conversion.  Each $25,000 may be converted at the one year anniversary of the deposit of the $25,000 and subsequent disbursement to the Company of the $25,000, unless the Company becomes a fully reporting company, at which time the holding period would be six months, or if the underlying shares are registered.
2.6 Reservation of Shares.  A total of 2,307,692 shares of the Company’s common stock will be held on reserve for the conversion of the Loan Treaty into shares.

3.  Interest rate under the Treaty. The interest rate on the loan amount shall be 8% per annum. Interest shall begin accruing on the date the funds are deposited into the IOLTA account.

4.  Final provisions. This Treaty and any relations in connection with this Treaty are governed and interpreted in accordance with the laws of the State of Nevada.  If any dispute, disagreement or claim arises from this Treaty or related to this Treaty, the Parties shall make every effort to resolve this dispute in good faith in a timely manner.

4.1. If it is not possible to resolve the disagreements through negotiations, all disputes, disagreements and demands arising from this Treaty or in connection with it, shall be resolved in accordance with the rules of jurisdiction of disputes established by the procedural law of the State of Nevada

4.2. Any changes, modifications, or amendments to this Treaty are valid only upon mutual written agreement, executed by authorized representatives of both Parties. Under the written form, the Parties, for the purposes of this Treaty, understand and agree that both the drawing up of a single document, and/or the exchange of letters, telegrams, messages using facsimile facilities which allows to identify the sender and the date of departure, are sufficient for written approval.

5.    Party Information

Lender’s Details:

eSilkroad Network Limited
9110 63rd Drive, 2nd Floor
Rego Park
New York, New York 11374

Borrower’s Details:

GZ6G Technologies Corp.
3333 Michelson Dr., 3rd Floor
Irvine, CA 92612

Huntington Bank IOLTA Account:

The Huntington National Bank
19683 Mack Ave
MI4212
Grosse Pointe Woods, MI 48236

Account #: [redacted]
ABA Routing Number: 044000024
Swift Code (International): HUNTUS33

Beneficiary:
SD Mitchell & Associates, PLC, IOLTA
977 Hampton Road
Grosse Pointe Woods, MI 48236

The undersigned, by signing below, do hereby acknowledge that they have read, understand, and agree to the terms and conditions of this Treaty.

GZ6G TECHNOLOGIES CORP	ESILKROAD NETWORK LIMITED

/s/William Coleman Smith	/s/Ruben Yakubov
William Coleman Smith	Ruben Yakubov
President/CEO	President